EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Belk, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-103762) on Form S-8 of Belk, Inc. and subsidiaries of our reports dated April 12, 2007, with respect to the consolidated balance sheets of Belk, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended February 3, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appear in the February 3, 2007 Annual Report on Form 10-K of Belk, Inc.

Our report refers to the adoption of the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” as of February 3, 2007.

KPMG LLP

Charlotte, North Carolina
April 12, 2007